As filed with the Securities and Exchange Commission on December 20, 2007                         Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EAU TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-0654478
(State of Incorporation)	(I.R.S. Employer Identification No.)

1890 Cobb International Blvd., Suite A Kennesaw, Georgia 30152
(Address of Principal Executive Offices, including Zip Code)

EAU Technologies, Inc. 2007 Stock Incentive Plan
(Full Title of the Plans)

Wade R. Bradley Chief Executive Officer 1890 Cobb International Blvd., Suite A Kennesaw, Georgia 30152
(Name and Address of Agent for Service)

With a copy to:
Robert F. Dow, Esq. Arnall Golden Gregory LLP 171 17th Street, NW Suite 2100 Atlanta, Georgia 30363

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,250,000 shares	$1.20	$2,700,000	$83.00

(1)
This Registration Statement includes 2,250,000 shares to be registered under the EAU Technologies, Inc. 2007 Stock Incentive Plan of the Registrant (the “Plan”). The number of shares of Common Stock is the maximum number of shares issuable upon the exercise of the Plan. This Registration Statement also covers such additional number of shares of Common Stock as may become issuable as a result of any future adjustments in accordance with the terms of the Plan, and which result in an increase in the number of outstanding shares of Common Stock available for award thereunder.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock to be offered or issued pursuant to terms of the Plan that provide for a change in the number of securities offered or issued as a result of a stock split, stock dividend or similar transaction.

(3)
The Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee based on the exercise price per share of the Plan, based upon the average of the high and low prices of the Common Stock on December 18, 2007, as reported on the OTC Bulletin Board.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Commission by EAU Technologies, Inc. (the “Registrant”) are hereby incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (Commission File No. 000-51807), filed with the Commission on April 2, 2007;

(b) The Registrant’s Quarterly Reports on Form 10-QSB (Commission File No. 000-51807) with respect to the Registrant’s quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

(c) The Registrant’s Current Reports on Form 8-K (Commission File No. 000-51807), filed with the Commission on January 17, 2007, February 13, 2007, April 2, 2007, April 19, 2007, May 2, 2007, May 15, 2007, July 13, 2007, July 24, 2007, August 14, 2007, August 22, 2007, September 12, 2007, September 18, 2007, October 3, 2007, October 15, 2007, November 6, 2007, November 13, 2007, November 21, 2007, and December 12, 2007;

(d) All other reports which the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in item (a) above; and

(e) The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 000-51807), filed with the Commission pursuant to Section 12 of the Exchange Act on February 15, 2006, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Certificate of Incorporation provides that its directors shall not be liable to its stockholders or the Registrant for monetary damages for breach of fiduciary duty as a director.

The Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any legal action, suit or proceeding, whether criminal, civil, administrative or investigative, whether such legal action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Registrant, or serves or served at its request as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Registrant’s certificate of incorporation provides for indemnification of any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director or officer and is or was serving as its fiduciary, or otherwise rendering to, any employee benefit plan relating to the Registrant. The Registrant’s indemnification obligation in the certificate of incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Index to Exhibits.

Item 9.  Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(ii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on this 18th day of December, 2007.

EAU Technologies, Inc.

By:	/s/ Wade R. Bradley
Wade R. Bradley
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Wade R. Bradley, Chief Executive Officer, or Brian D. Heinhold, Chief Financial Officer, or either of them, as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Wade R. Bradley	Chief Executive Officer (Principal Executive Officer)	December 6, 2007
Wade R. Bradley

/s/ Brian D. Heinhold	Chief Financial Officer	December 6, 2007
Brian D. Heinhold	(Principal Financial Officer)

/s/ Karl Hellman	Director	December 6, 2007
Karl Hellman

/s/ Theodore C. Jacoby, Jr.	Director	December 6, 2007
Theodore C. Jacoby, Jr.

/s/ J. Leo Montgomery	Director	December 6, 2007
J. Leo Montgomery

/s/ Jay S. Potter	Director	December 6, 2007
Jay S. Potter

/s/ Peter F. Ullrich	Director	December 6, 2007
Peter F. Ullrich

/s/ William J. Warwick	Director	December 6, 2007
William J. Warwick

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	EAU Technologies, Inc. 2007 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed with the Commission on November 5, 2007).
5.1*	Opinion of Arnall Golden Gregory LLP.
23.1*	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1).
23.2*	Consent of H J & Associates, LLC, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on the signature page hereof).

* Filed herewith.